CLANCY SYSTEMS INTERNATIONAL, INC.
DENVER, CO

FOR IMMEDIATE RELEASE

Sy bol: OTC BB:CLSI



Clancy Systems Announces Letter of Intent with MeterTek

Denver, CO, January 27, 2005 - Clancy Systems International, Inc. (OTCBB
CLSI), a national leader in the outsourcing of parking enforcement solutions for municipalities and universities, announced today that it entered into a non-binding letter of intent to acquire MeterTek, LLC, a company engaged in the development of technology related to the parking enforcement business. The announcement was made by Stan Wolfson, President and Chairman of Clancy.

The letter of intent sets forth Clancy's consideration for the acquisition, which will include 100,000,000 shares of restricted Clancy common stock. Meter Tek has developed, patented and manufactures radio frequency detection devices.

"We believe that the addition of Meter Tek's business to Clancy's existing strong base in the parking enforcement arena will provide another possible source of revenue for technology sales to Clancy's existing client base, and opens up additional cross-marketing opportunities for the businesses. We are very excited to be in negotiations with MeterTek, and we believe the combination of the two businesses will create a business synergy leading to enhanced revenues for the consolidated entity" stated Mr. Wolfson.

Meter Tek's patented and patent-pending technologies allow parking operators and facility management, whether on street or off street to detect and time a vehicle's presence in a parking space or a no parking area.
The system is wireless, and notifies enforcement personnel of violations and maintenance issues. Security perimeter monitoring of facilities with Meter Tek's wireless system is also an area of opportunity.

If the acquisition is completed, MeterTek will become a wholly-owned subsidiary of Clancy. The transaction is subject to due diligence, auditable financial statements, and the usual closing conditions. It is expected to close by June, 2005. Because of the non-binding nature of the letter of intent and the many conditions to closing, there are no assurances that the transaction will be successfully concluded.


This news release includes "forward looking statements" of Clancy Systems, International, Inc. (CLSI) as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that CLSI believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors CLSI believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of CLSI. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including development of new products, obtaining any necessary funding, adverse changes in market conditions, fluctuations in sales volumes, and problems in collecting receivables. Furthermore, CLSI does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in CLSI's recent filings with the SEC. CLSI can offer no assurance that the acquisition of MeterTek discussed in this press release will occur on the terms described above, if at all.




Contacts:

Clancy:     Stanley Wolfson, President
                 303.753.0197
                website: www.clancysystems.com